Exhibit 99.1

Rotate Black, Inc. Sells Catskills Gaming Subsidiary

PETOSKEY, Mich., July 9, 2010 (GLOBE NEWSWIRE) -- Rotate Black, Inc. (OTCBB:ROBK), a premier development and management company of global resort and casino properties, announced today the sale of its Catskills gaming subsidiary, Rotate Black Gaming, Inc. to Catskills Gaming and Development, LLC, a David Flaum Company for the assumption of debt and $21 Million in net fees over a seven year period following the opening of the casino.

John Paulsen, CEO of Rotate Black, Inc., noted David Flaum's long standing commitment to the Catskills and that his business resources provide an unparalleled opportunity for Rotate Black, Inc. to focus on the opening of its Gulfport location while securing long-term success in the Catskills. David Flaum, President of Catskills Gaming and Development, LLC, equally noted that he is eager to move the project forward from the solid foundation that Rotate Black, Inc. has built.

The closing of the sale is expected to occur on or before July 9, 2010.

About Rotate Black, Inc.

Rotate Black, Inc. (OTCBB:ROBK) is a premier development and management company of global resort and casino properties. The Company makes investments specifically targeted towards the gaming industry, seeking to maximize total return from capital appreciation and income. The management and Board of Directors have extensive experience in successfully developing and managing resort properties.

About David Flaum

David M. Flaum, Founder and CEO of Flaum Management Company, Inc., of Rochester, New York is a leading real estate developer, with a large property portfolio of over 70 properties.

Forward-Looking Statement

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Rotate Black, Inc. disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

CONTACT: Rotate Black, Inc.
                      Mr. John Paulsen, Chairman & CEO
                      231-347-0777